EXHIBIT 10.1

PREFERRED STOCK PURCHASE AGREEMENT

THIS PREFERRED STOCK PURCHASE AGREEMENT (“Agreement”), by and between NATIONAL COMMUNITY INVESTMENT FUND (“Purchaser” or “NCIF”), and BROADWAY FINANCIAL CORPORATION (“BFC”), a Delaware corporation, is effective and dated as of April 5, 2006.

1.	PURCHASE AND SALE

1.1 Issuance of Shares.

(a) Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase from BFC, and BFC agrees to sell to Purchaser, 76,950 shares of non-voting Series C Noncumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, of BFC (the “Series C Preferred Stock”) having the characteristics set forth in the Certificate of Designation of BFC in the form attached hereto as Exhibit A (the “Certificate of Designation”), for the purchase price of $13.00 per share, constituting approximately 4.95% of the total equity of BFC on the Closing Date, as calculated after giving effect to the issuance of the Series C Preferred Stock to Purchaser pursuant to this Agreement.

(b) For purposes of this Agreement, “total equity” shall be determined in accordance with United States generally accepted accounting principles (“GAAP”).

(c) The shares of Series C Preferred Stock issued to Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2 Closing. The parties agree that Purchaser shall purchase the Shares on a mutually agreeable closing date (the “Closing Date”). On the Closing Date, upon satisfaction of all the terms and conditions of this Agreement, Purchaser shall pay to BFC the total purchase price of $1,000,350.00 (the “Purchase Price”) by wire transfer in same day funds and BFC shall deliver to Purchaser a certificate representing the shares of Series C Preferred Stock purchased by overnight courier to the attention of Saurabh Narain, National Community Investment Fund, 2230 S. Michigan Avenue, Suite 200, Chicago, Illinois 66016 (such payment and delivery hereinafter collectively referred to as the “Closing”).

1.3 Use of Proceeds. BFC agrees to use the proceeds from the sale of the Shares for general working capital of BFC and as a source of strength for its subsidiary Broadway Federal Bank, f.s.b. (“Broadway Federal”), including support of activities to promote, among other things, the availability of affordable housing in Broadway Federal’s market area.

2.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to BFC that:

2.1 Exemption from Registration. Purchaser acknowledges that the Shares are not being and will not be registered under the Securities Act of 1933, as amended (“Securities Act”) or the securities laws of any other jurisdiction in reliance on exemptions thereunder. The Shares have not been and will not be approved or disapproved by the Securities and Exchange Commission (“Commission”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of Thrift Supervision (“OTS”), the Attorney General of any jurisdiction, or any other governmental authority or agency of any jurisdiction.

2.2 Purchaser Sophistication.

(a) Purchaser represents that it is a sophisticated investor, it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Shares and it is able to bear the economic risks of such investment.

(b) Purchaser acknowledges that (i) investment in the Shares involves substantial risk, including the risk of total loss of its investment in the Shares; and (ii) there is no public market for the Shares and BFC has made no representation that a public market will ever exist for the Shares.

(c) Purchaser represents that (i) it has adequate means, other than the Shares or funds invested by it therein, of providing for its current and foreseeable needs; and (ii) it is able to sustain a loss of its entire investment in the Shares in the event such loss should occur.

(d) Purchaser acknowledges that it heretofore has been afforded the opportunity to ask questions of and receive answers from officers of BFC concerning the terms and conditions of the offering and to obtain additional information from BFC that Purchaser deems necessary to make its investment decision.

2.3 Purchase for Investment. Purchaser represents and warrants that it is acquiring the Shares and the shares of Common Stock issuable upon conversion thereof solely for its own account and not with a view to distribution or resale to others and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

2.4 Authorization. Purchaser has full power and authority to enter into this Agreement. The Agreement, when executed and delivered by BFC, will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as may be limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5 Legends. Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may, subject to Section 6 hereof, bear the following legends (together, the “Legend”):

(a) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNLESS TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENT.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

2.6 Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

2.7 Principal Office. Purchaser’s principal place of business is located at 2230 S. Michigan Avenue, Suite 200, Chicago, Illinois 60616.

3.	REPRESENTATIONS AND WARRANTIES OF BFC

BFC represents and warrants to Purchaser that, except as set forth on a disclosure schedule (the “Disclosure Schedule”) delivered by BFC to Purchaser:

3.1 Corporate Organization and Authority.

(a) BFC (i) is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has full power and authority and all material licenses, permits and other governmental authorizations necessary to own and operate its properties and to carry on its business as now conducted; and (iii) has been duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to so qualify would have a material adverse effect on its business or operations.

(b) Broadway Federal is a federal savings bank, duly organized and validly existing under the laws of the United States, with full power and authority and governmental authorization necessary to own and operate its properties and to carry on its business as now conducted.

(c) The deposits of Broadway Federal are insured by the FDIC to the maximum amount permitted under applicable law.

3.2 Capitalization. BFC’s authorized capital stock consists of (i) 3,000,000 shares of Common Stock, par value $0.01 per share, of which 1,554,610 shares are currently issued and outstanding; and (ii) 1,000,000 shares of Preferred Stock of which (A) 100,000 shares have been designated Series A Noncumulative Perpetual Preferred Stock, par value $0.01 per share, of which 55,199 shares are currently issued and outstanding, (B) 100,000 shares have been designated Series B Noncumulative Perpetual Preferred Stock, par value $0.01 per share, all of which shares are currently issued and outstanding, and (C) 76,950 shares have been designated Series C Preferred Stock, par value $0.01 per share, none of which are currently issued and outstanding. 223,031 shares of Common Stock are reserved for issuance pursuant to the BFC Stock Option Plan (“Stock Option Plan”). All issued and outstanding shares of capital stock of BFC have been duly and validly issued and are fully paid and nonassessable, and none such shares have been issued in violation of the preemptive rights of any person. There are no issued or outstanding options, warrants or other rights granted by BFC to purchase capital stock or other securities of BFC, other than options to purchase 223,031 shares under the Stock Option Plan. BFC is not subject to any obligation to redeem or repurchase any shares of its capital stock, other than as set forth in Section 3.2 of the Disclosure Schedule.

3.3 Subsidiaries and Affiliates.

(a) Except as disclosed in writing to Purchaser prior to the Closing Date, no person, corporation, partnership, limited liability company or other entity (i) controls BFC within the meaning of the Savings and Loan Holding Company Act provisions of the Home Owners’ Loan Act (“HOLA”), the Change in Bank Control Act (the “CBCA”), or the OTS’ Change in Control Regulations, or any other statutory or regulatory provision to which BFC or Broadway Federal is subject, or (ii) owns or controls 5% or more of the voting common stock of BFC. As of the Closing Date, BFC does not directly or indirectly own any capital stock or any other equity or voting interest in any corporation, partnership, limited liability company or other entity other than Broadway Federal. BFC owns all of the outstanding shares of capital stock of Broadway Federal, free and clear of any lien, claim or encumbrance.

(b) Except for BFC, no person, corporation, partnership, limited liability company or other entity as of the Closing Date (i) controls Broadway Federal within the meaning of the HOLA, the CBCA or the OTS Change in Control Regulations, or (ii) owns or controls 5% or more of the common stock of Broadway Federal.

3.4 Sale is Authorized. BFC has full power and authority to enter into this Agreement. All corporate action on the part of BFC necessary for the authorization, execution, delivery and performance of all obligations of BFC under this Agreement and for the authorization, issuance and delivery of the Shares being purchased hereunder and to issue shares of Common Stock, par value $0.01 per share, upon conversion of the Shares in accordance with the terms of the Certificate of Designation (the “Conversion Shares”) has been taken. This Agreement, when duly executed and delivered, constitutes a valid, legally binding and enforceable obligation of BFC, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Neither the issuance of the Shares nor the Conversion Shares is subject to preemptive rights or other preferential rights. The form of the certificate used to evidence the Shares conforms to the requirements of Delaware law and BFC’s certificate of incorporation and bylaws. BFC has authorized and reserved for the purpose of issuance a sufficient number of shares of common stock to provide for the full conversion of all Shares and the issuance of the Conversion Shares in connection therewith.

3.5 Validity of Securities. The Shares, when issued, sold and delivered in accordance with this Agreement, shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, claims and encumbrances other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Purchaser. The Conversion Shares, when issued and delivered in accordance with the terms of the Shares, shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, claims and encumbrances other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Purchaser.

3.6 Governmental Consents. All consents, approvals, orders and authorizations from and registrations, qualifications, designations, declarations, notices and filings with, any federal or state governmental authority necessary for BFC to consummate the transactions contemplated herein, have been obtained or made and shall be effective as of the Closing Date.

3.7 Compliance with other Instruments and Laws. Neither BFC nor Broadway Federal is in violation of or in default under any provision of (i) its respective certificate or articles of incorporation or bylaws (or similar charter documents); (ii) any material mortgage, indenture, lease, agreement or other instrument to which it is a party or by which it or any of its properties or assets is bound; or (iii) any federal or state judgment, writ, decree, order, statute, rule or governmental regulation, other than in the cases of clauses (ii) and (iii) such violations or defaults as would not, in the aggregate, have a material adverse effect on the business or operations of BFC or Broadway Federal. The execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or constitute a default under any such provision.

3.8 Pending Litigation and Regulatory Matters. There are no actions, suits, legal or administrative proceedings, agreements with regulatory authorities or investigations pending or to the knowledge of BFC or Broadway Federal, threatened against or affecting BFC or Broadway Federal in or before any court, governmental authority or agency or arbitration board or tribunal, which, if determined adversely to BFC or Broadway Federal, would materially and adversely affect the business, properties, assets or conditions, financial or otherwise, of BFC or Broadway Federal, or the ability of BFC to perform its obligations under this Agreement. To BFC’s knowledge, no governmental authority has initiated any investigation or proceeding with respect to the business or affairs of BFC or Broadway Federal within the past five years, except for supervisory examinations conducted by the regulatory authorities in the ordinary course of business.

3.9 Financial Statements; Capital.

(a) BFC has previously furnished Purchaser true and complete copies of the following financial statements of BFC:

(i) Audited statements of financial condition at December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002; and

(ii) Audited statements of operation, changes in shareholders’ equity and cash flows for each of the years ending December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002.

(b) All such financial statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and fairly present the financial condition of BFC as of the dates thereof, and the results of operations, cash flows and stockholders’ equity of BFC for the periods indicated therein.

(c) Broadway Federal is in compliance with all applicable regulatory capital requirements.

3.10 Absence of Certain Changes. Whether or not in the ordinary course of business, since December 31, 2005, there has not occurred or arisen (a) any material adverse change in the financial condition, operations, business or prospects of BFC or Broadway Federal; or (b) any event, condition or state of facts of any character that materially adversely affects, or, to BFC’s knowledge, may materially adversely affect the financial condition, operations, business or prospects of BFC or Broadway Federal.

3.11 Restrictions on BFC and Broadway Federal. Except as provided in BFC’s Certificate of Designation for its Series A Noncumulative Perpetual Preferred Stock and its Certificate of Designation for its Series B Noncumulative Perpetual Preferred Stock, neither BFC nor Broadway Federal is a party to any contract or agreement, or subject to any provision in its respective charter, articles of incorporation or bylaws (or similar charter documents), that restricts the right or ability of such entity to pay dividends, other than statutory and regulatory restrictions generally applicable to similarly situated organizations. Neither BFC nor Broadway Federal is subject to any regulatory or supervisory cease and desist order, memorandum of understanding or directive or any written agreement, condition or commitment with any bank regulatory authority, nor has either BFC or Broadway Federal received any communications that indicates that it may be requested, or has been requested to enter into any of the foregoing. Neither BFC nor Broadway Federal is subject to any regulatory or supervisory agreements or commitments (a) which are in default, (b) with which continued compliance is not anticipated or that may have any material adverse consequences or (c) that may affect the ability of BFC to perform its obligations under this Agreement.

3.12 Disclosure. To BFC’s knowledge, no information relating to or concerning BFC or Broadway Federal set forth in this Agreement or in the reports, schedules and exhibits filed by BFC with the SEC within the eighteen months preceding the date of this Agreement, read together as a whole, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

4.	CLOSING CONDITIONS

4.1 Purchaser’s Conditions. Purchaser’s obligations to purchase the Shares on the Closing Date under subsections 1.1 and 1.2 of this Agreement shall be subject to the following conditions:

(a) Opinion of Counsel. Purchaser shall have received from Mayer, Brown, Rowe & Maw, LLP, counsel to BFC, an opinion addressed to Purchaser and dated as of the Closing Date in the form attached as Exhibit C hereto.

(b) Representations and Warranties. The representations and warranties contained in Section 3 shall be true on and as of the Closing Date.

(c) Compliance with this Agreement. BFC shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by BFC on or before the Closing Date.

(d) Officer’s Certificate. Purchaser shall have received a certificate dated as of the Closing Date and signed by the President and Chief Executive Officer of BFC certifying that the conditions specified in subsections (b) and (c) of Section 4.1 have been satisfied and fulfilled.

(e) Legality. As of the Closing Date, there have been no change in existing law or regulation which would cause counsel for Purchaser to reasonably conclude that the Shares would not qualify as a legal investment for Purchaser, assuming the Shares are issued pursuant to the terms and conditions of this Agreement.

(f) Approvals. All regulatory and shareholder approvals required for the sale of the Shares by BFC pursuant to this Agreement shall have been received and shall be in full force and effect on the Closing Date.

(g) Observer Rights Letter. BFC shall have executed and delivered the Board Observer Rights Letter in the form attached hereto as Exhibit B.

(h) Transfer Agent Instructions. BFC shall have instructed its transfer agent to act in accordance with the requirements for the transfer agent described in this Agreement.

(i) Certificate of Designation. The Certificate of Designation shall have been accepted for filing with the Secretary of State of the State of Delaware and a copy thereof certified by the Secretary of State of Delaware shall have been delivered to Purchaser.

4.2 BFC’s Conditions. BFC’s obligations to sell the Shares on the Closing Date under subsections 1.1 and 1.2 of this Agreement shall be subject to the following conditions:

(a) Purchase Price. The Purchase Price shall have been paid to BFC by Purchaser in accordance with subsection 1.2 hereof.

(b) Representations and Warranties. The representations and warranties contained in Section 2 shall be true on and as of the Closing Date.

(c) Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by Purchaser on or before the Closing Date.

(d) Approvals. All regulatory and shareholder approvals required for the sale of the Shares pursuant to this Agreement shall have been received and shall be in full force and effect on the Closing Date.

5.	COVENANTS OF BFC

5.1 BFC Mission. BFC and Broadway Federal’s operations currently comply with, and BFC shall, and shall cause Broadway Federal to maintain its operations in a manner that shall continue to meet, the criteria listed in (a) – (e) below as currently interpreted by NCIF.

(a) It maintains a primary mission of promoting community development;

(b) It serves either an investment area which meets objective criteria of economic distress and which has significant unmet needs for loans or equity investments, or a targeted population of low-income persons or of individuals who otherwise lack adequate access to loans or equity investments;

(c) It maintains, through representation on its governing board or otherwise, accountability to residents of its investment areas or targeted populations;

(d) It provides development services in conjunction with equity investments or loans, directly or through subsidiaries or affiliates; and

(e) It is not an agency or instrumentality of the United States or of any State or political subdivision of a State.

NCIF has reviewed BFC and Broadway Federal’s current operations and has advised BFC that it believes such operations currently comply with the criteria listed in (a) – (e) above.

5.2 Development Impact Data. Within 120 days of its fiscal year end, BFC shall, and shall cause Broadway Federal, within 120 days of Broadway Federal’s fiscal year end to, submit development impact data to NCIF in a report format mutually agreed upon by the parties hereto.

5.3 Delivery of Financial Statements. BFC shall deliver to Purchaser:

(a) within one hundred twenty (120) days after the end of each fiscal year of BFC and Broadway Federal, (i) a balance sheet as of the end of such year; (ii) statements of income and of cash flows for such year; and (iii) a statement of stockholders’ equity as of the end of such year, audited and certified by independent public accountants selected by BFC, for BFC on a stand-alone basis, Broadway Federal on a stand-alone basis, and for BFC on a consolidated basis; and

(b) within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of BFC and Broadway Federal, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet, for BFC on a consolidated basis.

5.4 Corporate Existence. BFC may enter into a merger, consolidation or sale of all or substantially all of BFC’s assets, as long as the surviving or successor entity in such transaction assumes BFC’s obligations hereunder and under the agreements and instruments entered into in connection herewith.

5.5 Termination of Covenants.

(a) The covenants set forth in this Section 5 shall terminate and be of no further force or effect (i) upon a Change in Control (as defined below) or (ii) upon the date Purchaser no longer holds any Series C Preferred Stock purchased by it pursuant to this Agreement, whichever event occurs first.

(b) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i) the stockholders of BFC approve a merger or consolidation of BFC with any other corporation, other than a merger or consolidation that would result in the Voting Securities of BFC outstanding immediately before such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50 percent of the total voting power represented by the Voting Securities of BFC or such surviving entity outstanding immediately after such merger or consolidation; or

(ii) the stockholders of BFC approve a plan of complete liquidation of BFC, or an agreement for the sale or disposition by BFC (whether in one transaction or a series of transactions) of all or substantially all of BFC’s assets.

(c) For purposes of this Agreement, “Voting Securities” means any securities of BFC that have the right to vote generally in the election of directors.

6.	LIQUIDITY COVENANTS AND AGREEMENTS

6.1 Removal of Legend. The Legend shall be removed and BFC shall issue (or shall cause its transfer agent to issue) a certificate without any legend to the holder of any Shares or Conversion Shares upon which such Legend is stamped, and a certificate for a security shall be originally issued without any Legend if (a) the sale of such Shares or Conversion Shares is registered under the Securities Act, (b) other than with respect to Rule 144 (which is the subject matter of clauses (c) and (d) below, the holder provides BFC with an opinion of counsel, such counsel to be reasonably acceptable to BFC and with the form, substance and scope of such opinion to be reasonably satisfactory to BFC, to the effect that a public sale or transfer of such Shares or Conversion Shares may be made without registration under the Securities Act, (c) such Shares or Conversion Shares can be sold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) and a registered broker dealer provides to BFC’s transfer agent and counsel copies of a customary broker’s 144 letter and a customary seller’s representation letter with respect to such a sale made (or, as the case may be, to be made) pursuant to Rule 144 or (d) such Shares or Conversion Shares can be sold pursuant to Rule 144(k) and a registered broker dealer provides to BFC’s transfer agent and counsel copies of a customary broker’s Rule 144(k) letter and a customary seller’s representation letter with respect to Rule 144(k).

6.2 Transfer Agent Instructions. BFC shall instruct its transfer agent to issue certificates, registered in the name of Purchaser or its nominee, for the Conversion Shares in such amounts as specified from time to time by Purchaser to BFC upon the conversion of the Shares in accordance with the Certificate of Designation. Such certificates shall bear legends only in the form of the Legend, and only to the extent permitted by Sections 2.5 and 6.1 above.

6.3 Reservation of Shares. BFC shall at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the full conversion of the outstanding Shares and issuance of the Conversion Shares in connection therewith.

6.4 Listing. For so long as Purchaser beneficially owns any Shares or Conversion Shares, BFC shall, unless otherwise determined by BFC’s Board of Directors, use commercially reasonable efforts continue the listing of its Common Stock on the Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange or any successor exchange to the above or other national securities exchange.

6.5 Reporting Status; Optional Redemption.

(a) So long as Purchaser beneficially owns any Shares or Conversion Shares, BFC shall timely file all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and BFC shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination, unless BFC’s Board of Directors determines that it is in the best interests of BFC to do so.

(b) So long as Purchaser beneficially owns any Shares, if BFC determines to terminate its status as an Exchange Act issuer in accordance with 6.5(a) above or to voluntarily terminate the listing of its Common Stock such that its Common Stock is no longer listed on the Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange or any successor exchange to the above or other national securities exchange, BFC shall mail a written notice to Purchaser of such determination. Within 15 days of receipt of such notice, Purchaser may elect to have BFC redeem all or a portion of Purchaser’s Shares then beneficially owned by Purchaser (the “NCIF Redemption”) at a price per share equal to the product of (i) of $13.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) plus any dividends that have been declared with respect to such Shares but remain unpaid as of such date, multiplied by (ii) 1.10. Such election shall be made by Purchaser by delivery of notice of such election in writing to BFC within the above-described 15-day period, shall include the number of Shares that Purchaser requests to be redeemed and shall be accompanied by the stock certificate(s) evidencing the Shares to be redeemed. Upon receipt of such written election and share certificate(s), BFC shall effect such NCIF Redemption if legally available funds are available therefor, and BFC shall not effect the termination of its Exchange Act issuer status without first effecting such NCIF Redemption. For the avoidance of doubt, an involuntary delisting of BFC’s Common Stock by the Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange or a successor exchange to the above or other national securities exchange due to an inability of BFC to meet the applicable exchange’s continued listing requirements shall not trigger the redemption right set forth in this Section 6.5(b).

6.6 Right to Piggyback Registration.

(a) Whenever BFC proposes to register any of its securities under the Securities Act (other than pursuant to a registration on Form S-4 or Form S-8 or any successor or similar forms) and the registration form to be used may be used for the registration of Conversion Shares, whether or not for sale for its own account, BFC will give prompt written notice to Purchaser of its intention to effect such a registration and, will include in such registration all Conversion Shares with respect to which BFC has received written request for inclusion therein within thirty (30) days after the receipt of BFC’s notice. BFC shall have the right to terminate or withdraw any registration initiated by it under this Section 6.6(a) before the effective date of such registration, whether or not Purchaser has elected to include Conversion Shares in such registration.

(b) In connection with any offering involving an underwriting of shares of BFC’s capital stock pursuant to Section 6.6(a), BFC shall not be required to include any of the Purchaser’s Conversion Shares in such underwriting unless Purchaser accepts the terms of the underwriting as agreed upon between BFC and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by BFC.

(c) All expenses (other than the Selling Expenses described in the immediately following sentence) incurred in connection with registrations, filings, or qualifications pursuant to Section 6.6 shall be borne and paid by BFC. All underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Conversion Shares, and fees and disbursements of counsel for Purchaser (collectively, the “Selling Expenses”) shall be paid by Purchaser.

(d) The rights of Purchaser to request inclusion of Conversion Shares in any registration pursuant to this Section 6.6 shall terminate upon the earlier of: (i) a Change in Control and (ii) when all of such Purchaser’s Conversion Shares may be sold without restriction under Rule 144.

7.	MISCELLANEOUS

7.1 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and entirely to be performed within such jurisdiction. In any suit or other proceeding with respect to claims related directly or indirectly to this Agreement, in addition to any other relief to which such party may be entitled, the prevailing party shall be entitled to reimbursement from the non-prevailing party for the prevailing party’s reasonable attorney’s fees, costs and the expenses incurred or made in connection with such arbitration, suit or proceedings.

7.2 Notices.

(a) Except as otherwise provided herein, all communications under this Agreement shall be in writing and shall be delivered personally or by overnight courier service, or sent by telecopy, facsimile or similar electronic transmission to the parties hereto at the addresses listed below:

(i) If to Purchaser:

National Community Investment Fund

2230 S. Michigan Avenue, Suite 200

Chicago, IL 60616

Attention: Saurabh Narain

Fax: (312) 881-5801

with a copy to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP

333 West Wacker Drive, Suite 2700

Chicago, IL 60606

Attention: Edwin S. del Hierro, Esq. and William E. Turner II, Esq.

Fax: (312) 984-3150

or at such other appropriate address or number as Purchaser may have furnished to BFC by notice hereunder; and

(ii) If to BFC:

Broadway Financial Corporation

4800 Wilshire Boulevard

Los Angeles, California 90010

Attention: President and Chief Executive Officer

Fax: (323) 634-1717

with a copy to:

Mayer, Brown, Rowe & Maw, LLP

350 South Grand Avenue, 25th Floor

Los Angeles, California 90071

Attention: James R. Walther, Esq.

Fax: (213) 625-0248

or such other appropriate address or number as BFC may have furnished to Purchaser by notice hereunder.

(b) Any notice so addressed shall be deemed to be given when so mailed, delivered or sent.

7.3 Survival. All representations, warranties and covenants made by either party to this Agreement or in any certificate delivered by it or on its behalf at the Closing under this Agreement shall be considered to have been relied upon by the other party regardless of any investigation made by such other party or on such other party’s behalf and shall survive the delivery to Purchaser of the Shares at the Closing.

7.4 Amendment and Waiver. This Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the parties hereto.

7.5 Counterparts. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

7.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Purchaser and BFC, and their respective successors and assigns.

7.7 No Finder’s Fees. Each party hereto represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Purchaser agrees to indemnify and to hold harmless BFC from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, employees, or representatives is responsible. BFC agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which BFC or any of its officers, employees or representatives is responsible.

IN WITNESS WHEREOF, Purchaser and BFC have duly executed and delivered this Agreement as of the date first set forth above.

NATIONAL COMMUNITY INVESTMENT FUND

By:	/s/ David J. McGrady
David J. McGrady Chair

BROADWAY FINANCIAL CORPORATION

By:	/s/ Paul C. Hudson
Paul C. Hudson Chief Executive Officer